                                                                     Exhibit 2.4
                                                                     -----------


                      SHARE SALE AND PURCHASE AGREEMENT
                      ---------------------------------

                                    BETWEEN

                              J.L.B. HOLDING B.V.
                              -------------------
                                 AS THE VENDOR

                                     AND

                           JAMES UPTON HOLDING B.V.
                           ------------------------
                               AS THE PURCHASOR

                                     AND

                               MUSIC PRINT B.V.
                               ----------------
                                AS THE COMPANY

                                      AND

                               MR. J.D.H. LAMME
                               ----------------
            AS MANAGING DIRECTOR AND 100%-SHAREHOLDER OF THE VENDOR

--------------------------------------------------------------------------------

                  FOR THE ACQUISITION BY THE PURCHASER OF THE
                ENTIRE ISSUED SHARE CAPITAL OF MUSIC PRINT B.V.

--------------------------------------------------------------------------------

                                     INDEX
                                     -----

1.   DEFINITIONS............................................................  2
     1.1.      General Words................................................  2
     1.2.      Definitions..................................................  2

2.   SALE, PURCHASE AND TRANSFER OF SHARES..................................  7
     2.1.      Sale and Purchase of the Shares..............................  7
     2.2.      Transfer of the Shares.......................................  7

3.   PURCHASE PRICE AND PAYMENT.............................................  8
     3.1.      Purchase Price...............................................  8
     3.2.      Payment......................................................  8
     3.3.      Escrow.......................................................  8

4.   COMPLETION.............................................................  8
     4.1.      Date and Venue...............................................  8
     4.2.      Vendor's Obligations.........................................  8
     4.3.      Other Transactions...........................................  9

5.   RELATIONSHIPS WITH THE COMPANY.........................................  9
     5.1.      General......................................................  9
     5.2.      Exclusions................................................... 10
     5.3.      Other Interests.............................................. 11

6.   OTHER TRANSACTIONS..................................................... 11
     6.1.      Consultancy Agreement........................................ 11
     6.2.      Agreements with Associates................................... 11
     6.3.      Vacation of the Properties................................... 11
     6.4.      William Verweij.............................................. 12
     6.5.      Packaging Personnel.......................................... 12

7.   WARRANTIES AND INDEMNITIES............................................. 12
     7.1.      The Warranties............................................... 12
     7.2.      Limitations.................................................. 12
     7.3.      Quantification of Loss....................................... 12
     7.4.      Further Disclosure........................................... 13
     7.5.      Indemnities.................................................. 13
     7.6.      Liability to Tax............................................. 14
     7.7.      Indemnities in respect of Tax Liabilities.................... 14

     8. COVENANTS.........................................................  15
        8.1.    Specific Covenants........................................  15
        8.2.    Compensation for Infringement.............................  16
        8.3.    Benefit of Undertaking....................................  16

     9. FURTHER ASSURANCE.................................................  16
        9.1.    Investing Ownership and Ensuring Benefit..................  16
        9.2.    Information...............................................  17

    10. GENERAL...........................................................  17
        10.1.   Costs.....................................................  17
        10.2.   Successors................................................  17
        10.3.   Collateral Agreements and Variations......................  17
        10.4.   Continuing Effect.........................................  17
        10.5.   Non Waiver................................................  18
        10.6.   Several Dealings..........................................  18
        10.7.   Circulars and Announcements...............................  18
        10.8.   Previous Agreements.......................................  18
        10.9.   Counter Parts.............................................  18
        10.10.  Fraud.....................................................  18
        10.11.  No Recision...............................................  19

    11. NOTICES...........................................................  19
        11.1.   Authorized Addresses......................................  19
        11.2.   Service...................................................  19

    12. LAW AND PROCEEDINGS...............................................  19
        12.1.   Governing Law.............................................  19
        12.2.   Proceedings...............................................  20

    SCHEDULE 1
    ----------
        Draft Notarial Deed

    SCHEDULE 2a
    -----------
        Excerpt from the Registers of the Chamber of Commerce concerning the Company

    SCHEDULE 2b
    -----------
        Articles of Association of the Company

    SCHEDULE 3
    ----------
        Employees

SCHEDULE 4
----------

SCHEDULE 5
----------
     Properties

SCHEDULE 6
----------
     Article 7.1: The Warranties...........................................  1

1.   PRELIMINARY...........................................................  1
     1.1.   Disclosures....................................................  1
     1.2.   Other knowledge................................................  1
     1.3.   Vendor's Claims against the Company............................  2
     1.4.   Independence of Warranties.....................................  2
     1.5.   Warranties.....................................................  2
     1.6.   Definition.....................................................  2

2.   COMPANY INFORMATION...................................................  2
     2.1.   Incorporation, Constitution and Statutory Matters..............  2
     2.2.   Share Capital and Shares.......................................  3

3.   ACCOUNTS AND RECORDS..................................................  3
     3.1.   Contents of Accounts...........................................  3
     3.2.   Stock Provisions...............................................  4
     3.3.   Debts..........................................................  4
     3.4.   Depreciation...................................................  4
     3.5.   Company Records................................................  4
     3.6.   Management Accounts............................................  5

4.   FINANCIAL MATTERS.....................................................  5
     4.1.   Bank Accounts..................................................  5
     4.2.   Financial Facilities...........................................  5
     4.3.   Encumbrances...................................................  5
     4.4.   Loss of Benefits...............................................  6
     4.5.   Guarantees for the Company.....................................  6
     4.6.   Foreign Exchange Commitments...................................  6
     4.7.   Creditors......................................................  6

5.   REAL PROPERTY.........................................................  6
     5.1.   Identity and Information.......................................  6
     5.2.   Title..........................................................  6
     5.3.   Encumbrances on Title..........................................  7
     5.4.   Possession.....................................................  7

     5.5.   Adverse Interests.............................................   7
     5.6.   Forfeiture and Loss of Use....................................   7
     5.7.   Access........................................................   8
     5.8.   Public Authority Obligation...................................   8
     5.9.   Private Obligations...........................................   8
     5.10.  Leasehold Obligations.........................................   8
     5.11.  Condition and Repair..........................................   8
     5.12.  Right to buy a Freehold.......................................   8

6.   INTELLECTUAL PROPERTY................................................   9
     6.1.   Ownership.....................................................   9
     6.2.   Registered Intellectual Property..............................   9
     6.3.   Valid Registrations...........................................   9
     6.4.   Adverse Claims................................................   9
     6.5.   Infringement of Third Party Rights............................   9
     6.6.   Third Party Rights............................................  10
     6.7.   Licences from Third Parties...................................  10
     6.8.   Disclosures...................................................  10
     6.9.   Trade Name....................................................  10
     6.10.  Business Name.................................................  11
     6.11.  Software......................................................  11
     6.12.  Software Support..............................................  11
     6.13.  Fault Correction..............................................  12
     6.14.  Millennium Compliance.........................................  12

7.   FYSICAL ASSETS.......................................................  12
     7.1.   Ownership.....................................................  12
     7.2.   Leasing and Hire Purchase.....................................  13
     7.3.   Asset Register................................................  13
     7.4.   Condition.....................................................  13
     7.5.   Computers.....................................................  13
     7.6.   Stock-in-Trade................................................  13

8.   CONDUCT OF BUSINESS..................................................  14
     8.1.   Business since last Accounting Date...........................  14
     8.2.   Authorizations and Approvals..................................  15
     8.3.   Absence of Legal Proceedings..................................  16
     8.4.   Public Obligations............................................  16
     8.5.   Invalid and Disputed Contracts................................  16
     8.6.   Negligent Services............................................  16
     8.7.   Defective Goods...............................................  17
     8.8.   Orders and Judgements.........................................  17
     8.9.   Competition Law...............................................  17

     8.10.     Contractual Characteristics.................................   18
     8.11.     Overseas Undertakings.......................................   19
     8.12.     Agency Distributorship and Similar Arrangements.............   19
     8.13.     Material Contracts..........................................   20
     8.14.     Adverse Matters.............................................   20
     8.15.     Material Customers..........................................   20
     8.16.     Insurance...................................................   20
     8.17.     Legal Documents.............................................   21
     8.18.     Effect of Agreement.........................................   21
     8.19.     Health and Safety...........................................   21
     8.20.     Improper Practices..........................................   21
     8.21.     Outstanding Tenders.........................................   21

9.   EMPLOYMENT............................................................   22
     9.1.      Employment Particulars......................................   22
     9.2.      Termination of Employment...................................   22
     9.3.      Disputes....................................................   22
     9.4.      Compensation Obligations....................................   23
     9.5.      Claims......................................................   23
     9.6.      Incentive Schemes...........................................   23
     9.7.      Long Term Contracts.........................................   23
     9.8.      Industrial Action...........................................   23
     9.9.      Employment Records..........................................   23
     9.10.     Obligations to Employee.....................................   23
     9.11.     Engagement of Employees by Operation of Law.................   24

10.  PENSIONS..............................................................   24

11.  TAXATION..............................................................   24
     11.1.     Submission of Returns.......................................   24
     11.2.     Payment of Tax Due..........................................   24
     11.3.     Penalties and Interest......................................   24
     11.4.     Deduction of Tax............................................   24
     11.5.     Tax Authority Investigations................................   25
     11.6.     Accounts Provisions.........................................   25
     11.7.     Secondary Liabilities.......................................   25
     11.8.     Asset Values................................................   25

12.  ENVIRONMENTAL MATTERS.................................................   25
     12.1.     Existing Legislation........................................   25
     12.2.     Breach of Legislation.......................................   25
     12.3.     Litigation..................................................   25
     12.4.     Released Substances.........................................   25

     12.5.   Authorizations.............................................  26

13.  MISCELLANEOUS......................................................  26
     13.1.   Accuracy of Information....................................  26
     13.2.   Finders fee................................................  26

SCHEDULE 7
----------
     Article 7.7.: Indemnity against Taxation Liabilities

SCHEDULE 8
----------
     Article 7.2.: Limitations on Claims

1.   LIABILITY FOR WARRANTY CLAIMS

2.   MAXIMUM LIABILITY AND THRESHOLD
     2.1.    Maximum
     2.2.    Threshold

SCHEDULE 9
----------
     Consultancy Agreement

SCHEDULE 10
-----------
     Printing and Production Work Agreement

SCHEDULE 11
-----------
     Disclosure

                       SHARE SALE AND PURCHASE AGREEMENT
                       ---------------------------------

The undersigned:

I.   J.L.B. HOLDING B.V., a private company with limited liability organized and
     ------------------
     existing under the laws of the Netherlands, having its statutory seat at Amersfoort, the Netherlands, and its principal office at Fuutstraat 28, 39815 JP Amersfoort, the Netherlands, under registration number 31045538 (Handelsregister Kamer van Koophandel cn Fabrieken voor Gooi- en Eemland), in this duly represented by its managing and statutory director Mr. Johan Dirk Herman LAMME, as hereafter mentioned under IV, hereinafter referred to as "the Vendor";

II.  JAMES UPTON HOLDING B.V., a private company with limited liability
     -------------------------
     organized and existing under the laws of the Netherlands, having its statutory seat at Uden, the Netherlands, under registration number 16079138 (Handelsregister Kamer van Koophandel en Fabrieken voor Oost-Brabant), in this duly represented by its managing and statutory director Mr. Nicholas TOMS, hereinafter referred to as "the Purchaser";

III. MUSIC PRINT B.V., a private company with limited liability organized and
     -----------------
     existing under the laws of the Netherlands, operating under the trade name MUSIC PRINT & MORE, having its statutory seat at Weesp, the Netherlands,
     ------------------
     and its principal office at Bloemendalerweg 30, 1382 KC Weesp, the Netherlands, under registration number 32061865 (Handelsregister Kamer van Koophandel en Fabrieken voor Gooi- en Eemland), in this duly represented by J.L.B. HOLDING B.V. as aforementioned under I, hereinafter referred to as "the Company";

IV.  MR. JOHAN DIRK HERMAN LAMME, born 15/th/ November 1935 in Amsterdam, the
     ---------------------------
     Netherlands, residing at Fuutstraat 28, 3815 JP Amersfoort, the Netherlands, hereinafter referred to as "Mr Lamme";

                                                                               2
                                    WHEREAS:

A. the Vendor has full right and title to the entire issued and outstanding share capital of the Company;

B. Mr. Lamme has full right and title to the entire issued and outstanding share capital of the Vendor;

C. the Vendor wishes that the Shares (as defined in article 1 hereof) be sold to the Purchaser and the Purchaser wishes to purchase the Shares subject to the terms and conditions set out in this Agreement;

                  HEREBY AGREE UNDER THE FOLLOWING TERMS AND
                            CONDITIONS AS FOLLOWS:

ARTICLE 1: DEFINITIONS

1.1 GENERAL WORDS
-----------------

The words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider interpretation is possible.

1.2. DEFINITIONS
----------------

Unless the context requires otherwise, the following terms and expressions in this Agreement including its recitals and schedules are defined terms and expressions which shall have the following meaning:

The Accounts:                    The audited balance sheet of the Company as at
                                 the Last Accounting Date and the profit and loss account of the Company for the period then ended together with the explanatory notes thereto and the directors' and auditors' reports thereon or attached thereto.

The Last Accounting Date:        31/st/ December 1997.

Associate:          Means any person:

                    a. which is a Subsidiary of or controlled by the person
                       concerned, or

                    b. of which or by whom the person concerned is a Subsidiary or is controlled, or

                    c. who or which is a Subsidiary of or controlled by a person who or which controls or is the holding company of the person concerned, or

                    d. in which the person concerned has a direct or indirect
                       financial interest (disregarding any interest in shares in a company quoted on a recognized stock exchange representing less than 1% [one percent] of its issued share capital and investment in independently managed pension schemes, unit trusts, managed funds or any similar investments), or

                    e. of which one is an officer of the other, or

                    f. of which one is the spouse, parent, issue, brother or
                       sister of the other, or

                    g. of which one is trustee or nominee for the other or for any associate of the other (whether sole or joint trustee or nominee and whether the other or the associate is sole or one of several beneficiaries), or

                    h. who or which is acting on behalf of that other, and without limiting the foregoing each of the following is an Associate of the Vendor and of Mr. Lamme:

                    D.M.S.I G.m.b.H and Music Print Packaging B.V.

"aware" means that the person concerned is either actually aware or ought to be aware were he diligently to make all appropriate and reasonable enquiries and give the matter full and careful consideration.

Civil Law Notary:   Any civil law notary of Nauta Dutilh Advocaten Notarissen
                    Belastingadviseurs (Nauta Dutilh lawyers, civil law notaries and tax advisors) or any of their deputies.

Completion:         Actual completion of the sale and purchase hereunder.

Confidential Information:     Any and all information and other matters referred
                              to in paragraph (a) of the definition of Intellectual Property and all other information of a confidential nature relating to customers, suppliers, finances or other affairs of the Company, especially in relation to Products.

Deed of Transfer:             The notarial Deed of Transfer of the Shares in
                              the draft form attached hereto as Schedule 1.
                                                                ----------

Disclosure Letter:            The letter and annexes thereto of even date with
                              this Agreement from the Vendor to the Purchaser in
                              the form attached hereto as Schedule 11, accepted
                                                          -----------
                              in writing by the Purchaser and containing various disclosures against the Representations and
                              Warranties.

Employees:                    The employees of the Company listed in Schedule 3,
                                                                     ----------
                              which schedule shows their dates of birth, dates of entry into service, as well as their current salaries and benefits and positions.


Encumbrance:                  Any mortgage, charge, lien, pledge, attachment,
                              usufruct, security, option, right to acquire, equity or other encumbrance or adverse interest whatsoever or commitment to constitute any of the same, or registrations thereof.

Environmental Claim:          Any claim, notice of violation, prosecution,
                              demand, action, official warning, abatement or other order or notice (conditional or otherwise), relating to any notification or order requiring compliance with the terms of any Environmental
                              Licence or Environmental Law.

Environmental Law:            All European, state, national, provincial,
                              municipal or local laws, regulations, statutory instruments and orders, whether administrative, criminal or otherwise, and all guidelines relating thereto and/or rules and practices promulgated thereunder in respect of environmental matters including without limitation any such laws, regulations, statutory instruments and orders relating to emission or discharge of substances into the environment or to the production, processing, distribution, management, use, treatment, storage, burial, disposal, transport or handling of any hazardous material. The foregoing as may be in force or applicable to the Company from time to time in the Netherlands.

Environmental Licence:     Any permit, licence, authorisation, consent,
                           certificate, regulatory plan, exemptions, consents and authorisations, howsoever named, compliance schedule or other approval obtained or which ought to have been obtained at any time by the Company and / or in relation to the business carried on by the Company pursuant to any environmental law.

Hazardous Material:        Any material such as chemicals, radio active
                           materials, paints, ink, pollutants, or other hazardous material, the presence or release of which into the environment is or may be considered hazardous or damaging for the public health and / or the environment, and such other material as is or may from time to time be designated or treated as hazardous materials under the environmental laws.

Indemnities:               The obligations of the Warrantors under Schedule 8.
                                                                   ----------

Intellectual Property:     a.   all know-how, expertise, technological
                                information, data, formulae, designs,
                                processes, specifications and other
                                knowledge and information;

                           b. all drawings, writings and other papers, computer programs and other tangible and non-tangible manifestations of any items referred to in paragraph a. of this definitions;

                           c. all rights to and copy right, patent, trade mark, registered design, design right and other protection for or relating to the foregoing; and

                           d. all claims and rights in or arising from the foregoing.
                           The aforementioned a. to d. especially in relation to Products.

Management Accounts:     The management accounts of the Company a copy of which
                         is attached to the Disclosure Letter.

Material Customer:       Each of the following: EMI Compaq Disc Holland,
                         Polygram (Germany), Polygram (France), Sentinel, T.S.I.
                         (France).

person: includes any legal or natural person, partnership, trust, company, government, local or public authority department or other body or association of persons.

Products:                Printed material for use in or with packaging for 12
                         cm. disks, mini disks and related or derivative products and any other CD-ROM or other medium for electronic machine readible storage of music, data and other information.

Properties:              The land described in Schedule 5.
                                               ----------

Purchaser's Group:       The Purchaser and any Subsidiary of the Purchaser for
                         the time being, not including the Company.

Purchaser's Lawyers:     Pot & Stoop Advocaten, Veerkade 2, 3016 DE Rotterdam,
                         the Netherlands (P.O. Box 23202, 3001 KE Rotterdam, the
                         Netherlands).

Relevant Substance:      a.   any radio active emissions;

                         b. electricity and any electrical or electromagnetic emissions;

                         c. any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour or whether unknown or in combination with any other substance);

                         d.   waste material;

                         e. any activity or other phenomenam, which in the case of e. and d. above is capable of causing harm to men or any other living organism supported by the environment (which include natural resources whether pertaining to life or not, such as air, qua water, soil, qua fauna and flora and the interaction between the same factors and also the built environment) or damaging the environment or public health or welfare.

Shares: All 400 issued and outstanding shares with a nominal value of Dfls. 100 (in words: one hundred Dutch guilders) each in the share capital of the Company with numbers 1 through 400 constituting the whole of the allotted and issued share capital of the Company, which is fully paid up.

Tax and Taxation:        Any liability to any form of taxation or other
                         financial duty, contribution, premium, grant, subsidy, levy, withholding or imposed of any kind, whether of the Netherlands or not and whether of a supra-national, national, regional, municipal or other public authority including but not limited to corporate income tax
                         ("vennootschaps-belasting") and all sums paid in respect thereof by way of deduction, in advance or otherwise and all fines, penalties, charges, costs and interest ("heffings- en invorderingsrente") or damages incidental or relating thereto.

Tax Warranties:          The warranted statements contained in part XI of
                         Schedule 6 (relating to Taxation).
                         ----------

Vendor's Lawyers:        Van Mens & Wisselink, Advocaten, Wilhelminapark 60-61,
                         3581 NP Utrecht, the Netherlands (P.O. Box 85450, 3508
                         AL Utrecht, the Netherlands).

Warranties:              The warranted statements in Schedule 6.
                                                     ----------

ARTICLE 2: SALE, PURCHASE AND TRANSFER OF SHARES

2.1. SALE AND PURCHASE OF THE SHARES
------------------------------------

Subject to the terms and conditions set out in this Agreement, the Vendor hereby sells to the Purchaser 400 shares in the Company numbered 1 through 400 and the Purchaser hereby purchases the Shares from the Vendor.

2.2. TRANSFER OF THE SHARES
---------------------------

On Completion the Vendor shall transfer the Shares to Purchaser by executing the Deed of Transfer before the Civil Law Notary. The Company shall acknowledge the transfer of the

Shares on Completion and enter such transfer in its Register of Shareholders forthwith. On Completion the parties shall furthermore take such action as may be required by this Agreement.

ARTICLE 3: PURCHASE PRICE AND PAYMENT

3.1. PURCHASE PRICE
-------------------

The total Purchase Price for the sale of the Shares shall be the sum of TEN MILLION DUTCH GUILDERS (Dfls. 10,000,000) which shall be paid in cash upon Completion.

3.2. PAYMENT
------------

On or before Completion Purchaser shall transfer an amount equal to the Purchase Price to the bankaccount of the Civil Law Notary in same day funds. Immediately after the Deed of Transfer has been passed and the requirements of article 4 have been satisfied, the Civil Law Notary shall release the Purchase Price to the Vendor, with regard to what is stated in article 3.3. of this Agreement hereunder.

3.3. ESCROW
-----------

By way of Escrow from the Purchase Price an amount of TWO MILLION DUTCH GUILDERS (Dfls. 2,000,000,--) will, as commissioned by Purchaser and vendor, be paid by Purchaser to a yet to be specified account with STAAL BANKIERS N.V., hereinafter referred to as "the Escrow Agent". The rights and obligations of parties with regard to this Escrow are laid down in the Escrow Agreement which, in draft form, is attached to this Agreement under Schedule 4. As long as the Escrow
                                          ----------
Agreement is not yet signed by all parties thereto the aforementioned amount will rest under the Civil Law Notary.

ARTICLE 4: COMPLETION

4.1. DATE AND VENUE
-------------------

4.1.1. Subject to the provisions of this Agreement, Completion shall take place at the offices of the Civil Law Notary, no later than five working days after signature of this Agreement.

4.1.2. Completion will be dependent on the Company having become the sole owner of the Properties as mentioned under article 5 of the Warranties which are attached to this Agreement under Schedule 6.
                                                     ----------

4.2. VENDOR'S OBLIGATIONS
-------------------------

Upon or before Completion the Vendor shall:

4.2.1.    deliver to Purchaser:

          a. the resignations required by article 4.2.2. duly executed as required by the respective persons who so resign;

          b.   the items required by article 5;

4.2.2.    procure:

          a. that such persons as the Purchaser may nominate are validly appointed additional directors of the Company and that upon such appointment such other directors as the Purchaser may specify of the Company resign, each such resignation being confirmed by the person resigning handing to the Purchaser a letter addressed to the Company in a form required by the Purchaser acknowledging that he has no claim or entitlement whatsoever against or from the Company outstanding or arising from termination of his office or employment whether for compensation, arrears of salary, fees, expenses, damages or otherwise howsoever;

          b. the revocation of all authorities to bankers for the Company relating to bankaccounts giving authority through such persons as the Purchaser may direct to operate the same;

          c. the resignation of the existing auditors of the Company in writing, acknowledging that they have no claim against the Company.

4.3. OTHER TRANSACTIONS
-----------------------

It shall be a precondition to the obligation of the Purchaser to proceed to Completion that upon Completion each of the persons respectively party thereto (other than the Purchaser) shall effect or procure that there are effected the transactions and enter into or procure that there are entered into the documents required by article 7; shall deliver to the other parties thereto a part of such document duly executed by him (underhand or as a deed, as the document requires).

ARTICLE 5: RELATIONSHIPS WITH THE COMPANY

5.1. GENERAL
------------

Each of the Vendor and Mr. Lamme undertake with the Purchaser that, subject to article 5.2., upon or before Completion each of the Vendor and Mr. Lamme will:

5.1.1. repay and fulfil, or procure there to be repaid and fulfilled, to the Company all sums and liabilities which are owing, incurred or outstanding to the Company at Completion by him or by any Associate of himself;

5.1.2. return to the Company any item of property of the Company in the possession or control of himself or any Associate of himself;

5.1.3. confirm and procure that such of his Associates as the Purchaser may specify prior to Completion confirm, to the Company and to the Purchaser in writing, and will procure that:

          a. neither he nor any such Associate has any claim, entitlement or rights whatsoever (whether contractual, tortuous, statutory or otherwise howsoever) against the Company or in respect of any of the Shares safe those agreed to be sold by him hereunder;

          b. the Company is not in any way obliged or indebted to him or to any such Associate;

          c. neither he nor any such Associate of his has any entitlement to carry out work for the Company after Completion, and without limiting the foregoing the Company is entirely free to carry out or have carried out by any person, free from obligation to him or to any Associate of his, of any pre-press or origination or reprographic work; and

          d. neither he nor any such Associate owns or has any interest in any item which is then or has been at any time during the six months preceding Completion used in the business of the Company;

5.1.4. assign and procure that such of his Associates as the Purchaser may specify assign, to the Company or to such person as the Purchaser specifies, any rights in any Intellectual Property now or then held by him or such Associate which is used by or is relevant to any business of the Company;

5.1.5. acknowledge and undertake that neither he nor any Associate of his then has, or at any time during the six months preceding Completion has had, any rights to use or any other right or interest in or relating to any such Intellectual Property;

5.1.6. procure that any Guarantee or other obligation of any kind incurred by the Company to any person for the account of any of the Vendor and / or Mr. Lamme or any Associate of any of the Vendor and / or Mr. Lamme is effectively discharged and released to the satisfaction of the Purchaser;

and each of the Vendor and Mr. Lamme shall indemnify the Company against any loss or liability incurred by it which would not have incurred had the foregoing paragraphs been wholly complied with and (in the cases of articles 5.1.3. and 5.1.4) all Associates of each of the Vendor and Mr. Lamme had been specified in accordance therewith.

5.2. EXCLUSIONS
---------------

Nothing in article 5.1. or in any document entered into pursuant thereto shall apply to any contract, claim, entitlement, right, obligation, indebtness or interest disclosed in the Disclosure Letter with express reference to this article 5.2.

5.3.  OTHER INTERESTS
---------------------

Upon or before Completion Mr. Lamme shall deliver or procure to be delivered to the Purchaser a complete and correct list of all other companies, businesses or undertakings in which he has any direct or indirect financial interest (disregarding interests which are limited to investments in companies listed or quoted on a recognized stock exchange or investments in or through independently managed pension schemes or units trusts or managed funds or similar investments) and such list shall contain a full description of the businesses respectively carried on by them.

ARTICLE 6: OTHER TRANSACTIONS


6.1. CONSULTANCY AGREEMENT
--------------------------

Upon completion the Vendor and Mr. Lamme shall enter into with the Company and the parties shall cause the Company to enter into with them a Consultancy Agreement in agreed form and a counter-part of such agreement duly signed by each party shall be delivered to each of them.
Schedule 9.
-----------

6.2. AGREEMENTS WITH ASSOCIATES
-------------------------------

6.2.1. Upon Completion Mr. Lamme shall cause his Associates as mentioned in the Printing and Production Work Agreement attached hereto under
        Schedule 10, to enter into that Agreement with the Company and the
        -----------
        Purchaser.

6.2.2. Mr. Lamme shall cause any other undertaking which becomes an Associate of his during the three years following Completion for the remaining term thereof which has interests in the production or supply of Products to enter into an agreement in the like form to that required by the preceding article 6.2.1., as soon as practicable following his acquisition of such interest.


6.3. VACATION OF THE PROPERTIES
-------------------------------

Each of the Vendor and Mr. Lamme shall procure that they and all their Associates which previously used or occupied any part of the Properties cease to use or occupy the same and vacate the same in good order and without causing damage within six months or lesser period as agreed, when asked to do so by Purchaser, or in case each of the Vendor and Mr. Lamme and any of their Associates would so desire.

6.4. WILLIAM VERWEIJ
--------------------

Each of the Vendor and Mr. Lamme shall cause the employment of Mr. William Verweij by the Company to terminate on or before Completion by mutual agreement with him and for him to become employed by the Vendor or an Associate of the Vendor and each of the Vendor and Mr. Lamme shall indemnify the Company against any cost, claim, liability or expense to William Verweij which it may incur.

6.5. PACKAGING PERSONNEL
------------------------

Each of the Vendor and Mr. Lamme shall cause Messrs. H. Versteeg, M.A.M. Vesters, A.R. Dirks, M. van Roomen and Mrs. M. Lamme to become employed by the Vendor or an Associate of the Vendor and each of the Vendor and Mr. Lamme shall indemnify the Company against any cost, claim, liability or expense to the aforementioned persons which it may incur.

ARTICLE 7: WARRANTIES AND INDEMNITIES

7.1. THE WARRANTIES
-------------------

The provisions of Schedule 6 shall have effect as if set out herein at length.
                  ----------

7.2. LIMITATIONS
----------------

Except where any claim arises by reason of fraud or wilful concealment or dishonesty or deliberate non-disclosure on the part of the Vendor or of any representative of the Vendor (in which case Schedule 8 shall not apply) the
                                            ----------
provisions of Schedule 8 shall have effect as if herein set out at length in
              ----------
order to limit the liability of the Vendor in respect of the Warranties.

7.3. QUANTIFICATION OF LOSS
---------------------------

Without limiting the rights of the Purchaser or otherwise affecting its ability to claim and recover damages on any other basis available to it, if any of the Warranties is or proves to be incorrect, incomplete or misleading (a "Breach"), the Vendor shall at the request of the Purchaser pay to the Purchaser or (if so directed by the Purchaser) to the Company:

7.3.1. such amount as will put the Company into the position which would have existed if there had been no Breach and without limiting this paragraph:

          a. if any asset of the Company is extinguished or is not owned by it or is worth less than its value would have been if the Breach had not occurred, the amount to be paid by the Vendor at the request of the Purchaser shall be the amount of the loss or shortfall in value of such asset;

          b. if the Company has or will have a liability or an increased or substituted liability which would not have been the case had the Breach not occurred, the amount to be paid by the Vendor at the request of the Purchaser shall be the amount of the increase in liabilities which would not have been the case but for the Breach;

          c. if the effect of the Breach is that there does not accrue to the Company a benefit, gain or profit which it might reasonably have been expected would accrue, the amount to be paid by the Vendor at the request of the Purchaser shall be the amount equal to the capitalized value of such benefit, gain or profit;

          d. in any case there shall be paid such further amount (if any) as may be necessary to put the Company into the same position in financial terms as it would have been had the Breach not occurred;

7.3.2. all costs and expenses incurred by the Purchaser or the Company as a result of any of the Warranties being untrue, incomplete or misleading and any costs (including legal costs on a full Indemnity basis), expenses and other liability which any of them may incur either before or after commencement of any action in connection with any legal proceedings in pursuit of any claim under the Warranties in which judgement is given for the Purchaser or in connection with the enforcement of any settlement or judgement relating to such claim.

7.4. FURTHER DISCLOSURE
-----------------------

Immediately that either of the Vendor or Mr. Lamme or the Purchaser become aware of the same he shall disclose in writing to the Purchaser respectively the Vendor any matter, thing or occurrence whatever and whenever it arose or occurred or became known to him (and whether before, on or after Completion) which is inconsistent with any of the Warranties and might be material to the Company or to the Purchaser, and such disclosure shall be without prejudice to any rights or remedies of the Purchaser.

7.5. INDEMNITIES
----------------

The Vendor shall indemnify the Company and the Purchaser and each of them against the following, save to the extent provided for in the Accounts and shall pay to the Purchaser or (if the Purchaser so requests, shall pay to the Company) an amount equal to:

7.5.1. any liability to any person in respect of any Environmental Claim or for any environmental damage (whether damage to ground or surface, water, air, soil, buildings, animals, chattels, or otherwise) or for damage to human health, whether or not such liability is based on fault and weather or not it comprises penalties, cleaning costs, compensation, other costs, or other liability, where the damage or other matter the subject of the claim occurred or arose wholly or partly prior to Completion;

7.5.2. any liability to any person arising from or relating to any product manufactured, produced or supplied or service rendered by the Company prior to Completion;

7.5.3. any liability to any employee or former employee of the Company in respect of any illness contracted or injury suffered in the course of his employment wholly or partly before Completion;

7.5.4. all costs, claims, proceedings and expense (including legal fees on the basis of a full indemnity) suffered or incurred by the Company or the Purchaser in dealing with, disputing or otherwise in relation to any liability referred to in the preceding paragraphs of this article 7.5.;

7.5.5. all costs (including labour costs, calculated with the full burden of overhead costs, of the Company) incurred in carrying out, in legal or reasonable commercial response (taking into account the nature and circumstances of the claim, the general commercial interests of the Company and the passed practice of the Company) to claim for such action, any replacement of goods or services supplied by the Company prior to Completion, whether or not such replacement was effected pursuant to a warranty commitment given by the Company (and the certificate of the Purchaser's auditors shall be conclusive as to costs so incurred but not of whether the work was reasonably carried out);

7.5.6. any liability of the Company to any third party under any Guarantee or other commitment given to support or secure the obligation of either of the Vendor or any Associate of either of the Vendor or Mr. Lamme.

7.6. LIABILITY TO TAX
---------------------

If any sum payable by the Vendor under the preceding provisions of this article
7.5. is subject to payment of any Tax in the hands of the recipient (whether by deduction, withholding or direct assessment) such payment shall be increased to such amount as after deduction, withholding or payment of such Tax leaves clear in the hands of the recipient a net amount equal to the payment otherwise required to be made by the relevant provision.

7.7. INDEMNITIES IN RESPECT OF TAX LIABILITIES
----------------------------------------------

The provisions of Schedule 7 shall have affect as if set out herein at length.
                  ----------

ARTICLE 8: COVENANTS

8.1 SPECIFIC COVENANTS
----------------------

Each of the Vendor and Mr. Lamme undertake with the Purchaser and (as separate undertaking) with the Company that, save with the prior written consent of the Purchaser, neither of them will, directly or indirectly and whether alone or jointly with or as proprietor, shareholder, officer, manager, servant, consultant or agent to or for or on behalf of any person, firm or company:

8.1.1.    at any time:

          a. disclose or permit to be disclosed to any third party any Confidential Information;

          b. use or allow to be used any Confidential Information for its own benefit or for the benefit of any other person or persons except the Company or in a manner which might injure or cause loss or otherwise be detrimental to the Company;

          c. use or permit the use of any name, style logo or image of the Company;

8.1.2. at any time during the three years from the date of Completion be engaged, concerned or interested in the production or supply of printing for any Products at or from any location in the Netherlands, Belgium, Germany or France in competition with the Company or any member of the Purchaser's Group;

8.1.3. at any time during the three years from the date of Completion be engaged, concerned or interested in the production or supply of printing for any Products which is directly or indirectly to be supplied:

          a.   to any Material Customer; or

          b. to any Associate of any Material Customer in the Netherlands, Belgium, Germany or France;

8.1.4. except on behalf of the Company or the Purchaser's Group, attempt to seek orders for the supply of printing for Products from any person, firm or company which has been a customer or client of the Company at any time within the period of eighteen months ending with the date of Completion;

8.1.5. at any time persuade or attempt to persuade or do anything else calculated to cause or induce any person who or which purchases goods from or supplies goods or services to the Company to seize doing so or to take any action that may result in the impairment of any such relationship;

8.1.6. persuade or attempt to persuade any employee or sales representative or agent of the Company to terminate his or her or their relationship with the

               Company or for a period of three years from the date of Completion employ or engage any such person or take any such action that may result in the impairment of the relationship between such person and the Company;

8.1.7. use or permit the use of any name, mark, get-up, style, label or image which is now or at any time in the two years preceding the date of Completion has been used by the Company which causes or might cause confusion with the name, style, logo or image of or to imply a connection with the Company;

8.1.8. this Article 8 does not apply to Kreon B.V., whilst no other limitation than contained in this Article 8 shall apply to the businesses of DMSI G.m.b.H. and Music Print Packaging B.V.

8.2. COMPENSATION FOR INFRINGEMENT
----------------------------------

If there occurs any breach of the obligations of each of the Vendor and Mr. Lamme contained in the preceding article 8.1., each of the Vendor of Mr. Lamme shall immediately without any action or formality being required to be taken or fulfilled by the Purchaser, forfeit for the benefit of the Purchaser (or at the discretion of the Purchaser for the benefit of the Company) an immediately payable penalty of ONE MILLION DUTCH GUILDERS (Dfls. 1.000.000) for each such infringement and of ONE HUNDRED THOUSAND DUTCH GUILDERS (Dfls. 100.000) for each day that such infringement continues, without any damage or loss being required to be proven and without prejudice to the right of the Purchaser to claim additional damages if there are grounds for so doing.

8.3. BENEFIT OF UNDERTAKING
---------------------------

Each of the Vendor and Mr. Lamme acknowledge and agree that for the purpose of article 8.1., the Purchaser contracts, not only for itself, but also on behalf of the Company, to the intent that such covenants shall be enforceable by any person to whom any of the business or undertaking of the Company is from time to time transferred or by whom it is carried on after the date of this Agreement.

ARTICLE 9: FURTHER ASSURANCE

9.1. VESTING OWNERSHIP AND ENSURING BENEFIT
-------------------------------------------

Each of the Vendor and Mr. Lamme shall do, execute and perform and procure to be done, executed and performed such further acts, deeds, documents and things as the Purchaser may from time to time reasonably require effectively to vest the full legal and beneficial ownership of the Shares in the Purchaser or as it directs free from all Encumbrances and otherwise to ensure to the Purchaser the full benefit of this Agreement.

9.2  INFORMATION
----------------

Each of the Vendor and Mr. Lamme shall cause to be made available to the Purchaser all Information in the possession or under the control of themselves or their Associates which the Purchaser may from time to time reasonably require (before of after Completion) relating to the business and the affairs of the Company.

ARTICLE 10: GENERAL

10.1 COSTS
----------

Each party hereto shall pay his own costs of and incidental hereto and to the sale and purchase hereby contracted and other matters herein provided for, including in particular but without limiting the foregoing all legal and accountancy fees relating to this Transaction or the negotiations therefore or matters arising in the course of the same notwithstanding that any of the Companies may be legally liable for the same and the Warrantors shall indemnify the Company against any costs incurred by it before Completion which it would not have incurred but for matters referred to in this article.

10.2 SUCCESSORS
---------------

Subject as hereinafter provided, this Agreement and all Warranties, undertakings and provisions contained herein shall be binding upon and endure for the benefit of the successors and assigns of the parties hereto including their legal personal representatives and estates and without limiting the foregoing the Purchaser may from time to time assign in whole or in part the benefit of all or any of this Agreement, the Warranties and the Indemnities.

10.3 COLLATERAL AGREEMENTS AND VARIATIONS
-----------------------------------------

This Agreement and the attached Schedules (including any documents referred to herein) constitutes the entire agreement between the parties and no variation hereof shall be effective unless in writing signed by the parties hereto or on their behalf by their respective lawyers above defined.

10.4 CONTINUING EFFECT
----------------------

The provisions of this Agreement and of the Schedules (in sofar as the same has not been wholly performed at Completion) shall remain in full force and effect for so long as may be necessary to give full effect thereto and in particular the Warranties and the representations given by each of the Vendor and / or Mr. Lamme shall continue to have effect after Completion whether or not the Purchaser is then aware of any breach or circumstance which might be or give rise to a Breach. Completion shall in no circumstances whatsoever constitute a waiver of any of the rights or remedies of the Purchaser.

10.5.  NON-WAIVER
-----------------

No time or other indulgence granted by any party to another shall constitute any waiver of or otherwise affect any right or remedy hereunder. Subject as herein provided all rights and remedies shall be cumulative and not mutually exclusive.

10.6.  SEVERAL DEALINGS
-----------------------

The Purchaser may deal separately with, grant time or other indulgence to, and enter into separate agreements or compromises with or release the liability of either the Vendor or Mr. Lamme and no action or inaction whatsoever of the Purchaser in relation to either the Vendor or Mr. Lamme shall affect the liability of the other.

10.7.  CIRCULARS AND ANNOUNCEMENTS
----------------------------------

Any announcements, reports, circulars and other documents which any party hereto shall be required or wish to have prepared in connection with or resulting from this transaction within six months from Completion shall be subject to the approval of the other parties hereto (which shall not be unreasonably withheld) safe that any party (after consultation with the other parties hereto) may make or issue any announcements, circulars and other communications which it or its holding company is required to make by law or by the London Stock Exchange.

10.8.  PREVIOUS AGREEMENTS
--------------------------

This Agreement replaces any previous agreement, understanding or arrangement in the matter between the parties all of which shall by mutual consent cease to have affect on the signing hereof.

10.9.  COUNTER-PARTS
--------------------

This Agreement may be executed in any number of counter-parts each bearing the signature of one or more of the parties hereto and each such counter-part shall be original and shall be effective once a party hereto has executed one or more such counter-parts (whether the same or different counter-part) and together shall constitute a single agreement.

10.10. FRAUD
------------

Nothing in this Agreement shall prevent or restrict liability for Fraud.

10.11. NO RECISION
------------------

The parties hereto waive their rights under Sections 6:265 et seq of the Netherlands Civil Code to claim recision ("on binding") of this Agreement, unless such recision is claimed pursuant to article 4.1. hereof.

ARTICLE 11: NOTICES

11.1. AUTHORIZED ADDRESSES
--------------------------

Any notice or other communication hereunder shall be given in writing in the English language and (without prejudice to service in any other manner) shall be validly served:

11.1.1. on each of the Vendor or Mr. Lamme if addressed to them and given to the Vendor's lawyers, or if given to them at their respective addresses stated at the beginning of this Agreement;

11.1.2. to the Purchaser if given to it at its address stated with a copy given to the Purchaser's lawyers;

PROVIDED THAT any party may by notice to each other change its address for service of notices and such new address shall therefrom be substituted for that previously applicable.

11.2. SERVICE
-------------

Any notice so given shall be deemed to have been given as follows:

11.2.1. if given personally to the addressee or to a director or of a corporate addressee or if left at the address for the addressee for the time being authorized as stated above (and any such notice or communication shall be deemed served when so delivered);

11.2.2. if sent within the Netherlands, if sent by registered mail to the address for the time being authorized for the addressee as stated in article 11.1. (and any such communication so sent shall be deemed delivered at noon on the second day following the date of registered mail).

ARTICLE 12: LAW AND PROCEEDINGS

12.1. GOVERNING LAW
-------------------

This Agreement shall be governed and construed in accordance with the laws of the Netherlands.

12.2 PROCEEDINGS
----------------

The parties irrevocably submit to the exclusive jurisdiction of the Court of Rotterdam, the Netherlands.


THUS AGREED AND SIGNED IN TWO ORIGINAL COPIES IN WEESP ON 20TH NOVEMBER 1998.


/s/ Johan Dirk Herman Lamme
---------------------------------------
For and on behalf of J.L.B. Holding B.V.:
Mr. Johan Dirk Herman Lamme


/s/ Nicholas Toms
---------------------------------------------
For and on behalf of James Upton Holding B.V.:
Mr. Nicholas Toms.


/s/ Johan Dirk Herman Lamme
--------------------------------------
For and on behalf of Music Print B.V.:
Mr. Johan Dirk Herman Lamme.


/s/ Johan Dirk Herman Lamme
---------------------------
Mr. Johan Dirk Herman Lamme.

            Schedules to the Investment Agreement (Omitted Herein)

Schedule 1      Draft Notary Deed
Schedule 2a Excerpt from the Registers of the Chamber of Commerce concerning the Company
Schedule 2b     Articles of Association of the Company
Schedule 3      Employees
Schedule 4
Schedule 5      Properties
Schedule 6      The Warranties
Schedule 7      Indemnity against Taxation Liability
Schedule 8      Limitations on Claims
Schedule 9      Consultancy Agreement
Schedule 10     Printing and Production Work Agreement
Schedule 11     Disclosure

The Company will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.